Brian F. Faulkner
                           Attorney at Law
                    3900 Birch Street, Suite 113
                   Newport Beach, California 92660


February 21, 2000


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Urbana.ca, Inc. - Form S-8

Dear Sir/Madame:

I have acted as counsel to Urbana.ca, Inc., a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 4,000,000 shares of its common stock ("Shares"), $0.001 par value per Share. The Shares are issuable pursuant to the Company's Retainer Stock Plan for Non-Employee Directors and Consultants. I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.